Exhibit 99.1

Acer Therapeutics Reports First Quarter 2020 Financial Results and Provides Corporate Update

Expanded pipeline with addition of emetine for COVID-19; progressed ACER-001, osanetant and EDSIVO™ programs; and entered into stock purchase agreement with Lincoln Park Capital

NEWTON, MA – May 14, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the first quarter ended March 31, 2020 and provided an update on the Company’s recent corporate developments.

“Over the last several months, we made significant progress in the expansion and further diversification of our product pipeline with the recent addition of emetine, a broad-acting and potent antiviral for the treatment of COVID-19 patients,” said Chris Schelling, CEO and Founder of Acer. “We are very pleased to be collaborating with NCATS on the development of emetine and look forward to advancing this important program. We continued to advance our ACER-001 program for UCDs following the successful completion of our pivotal bioequivalence trial and are targeting NDA submission in early 2021, subject to additional capital. In addition, we are preparing to submit an IND for osanetant by the end of the year, and we intend to initiate a Phase 1/2 trial in patients with induced vasomotor symptoms in the first quarter of next year, subject to additional capital. To that end, we entered into a stock purchase agreement with Lincoln Park Capital.”

First Quarter 2020 and Recent Highlights

•	Emetine
o

Announced a research collaboration agreement with the National Center for Advancing Translational Sciences (NCATS), one of the National Institutes of Health (NIH), to develop emetine hydrochloride as a potential treatment for COVID-19, the disease caused by infection with the SARS-CoV-2 coronavirus

o	In discussion with the Division of Antivirals (DAV) at FDA after receiving its written responses to the Company’s pre-Investigational New Drug (pre-IND) package
o

Presented at the Biomedical Advanced Research and Development Authority (BARDA) CoronaWatch meeting on May 7, 2020. BARDA CoronaWatch is a funding program providing government support for selected coronavirus projects

•	ACER-001
o

Initiated nonclinical work and evaluation of long-term product stability following the successful completion of the pivotal trial showing that ACER-001 is bioequivalent to BUPHENYL® (sodium phenylbutyrate)

•	EDSIVO™
o

Received appeal response from the FDA’s Office of New Drugs (OND) stating it denied Acer’s appeal of the Complete Response Letter (CRL) in relation to the New Drug Application (NDA) for EDSIVO™. Acer is assessing possible paths forward, as described in the OND’s response, that could provide the substantial evidence of effectiveness needed to support a potential resubmission of the EDSIVO™ NDA
•

Ended the first quarter with $7.0 million in cash and cash equivalents. Acer believes its cash position will be sufficient to fund its current operations into the fourth quarter of 2020, excluding support for a planned emetine clinical trial and for EDSIVO™ development and precommercial activities

•

Announced a common stock purchase agreement to potentially sell up to $15 million worth of shares to Lincoln Park Capital Fund, LLC over a 36-month period, following the filing and effectiveness of a registration statement and subject to various limitations including those under the Nasdaq listing rules

Upcoming Milestones

•	Emetine
o	Pursuing several potential financing options, including federally-funded research and grants, to support emetine development
o	Working toward an IND submission in mid-2020
o

Targeting initiation in the third quarter of 2020, subject to additional capital, an adaptive design Phase 2/3 randomized, blinded, placebo-controlled multi-center trial in high-risk, symptomatic adult COVID-19 patients not requiring hospitalization

•	ACER-001
o

Anticipate submitting NDA for urea cycle disorders (UCDs) in the first quarter of 2021, subject to additional capital, and assuming successful completion of nonclinical work and evaluation of long-term product stability data

•	Osanetant
o	Anticipate submitting osanetant IND in the fourth quarter of 2020
o

Targeting initiation of Phase 1/2 pharmacokinetic/pharmocodynamic and safety trial in the first quarter of 2021, subject to additional capital, evaluating osanetant in patients with medically and/or surgically induced vasomotor symptoms (iVMS) in which Hormone Replacement Therapy (HRT) is contraindicated

•	EDSIVO™
o	Continuing to evaluate possible next steps with the goal of resubmission of the EDSIVO™ NDA. Neither resubmission nor EDSIVO™ approval is assured

Financial Results for the First Quarter 2020

Cash position. Cash and cash equivalents were $7.0 million as of March 31, 2020, compared to $12.1 million as of December 31, 2019. Acer believes its cash position will be sufficient to fund its current operations into the fourth quarter of 2020, excluding support for a planned emetine clinical trial and for EDSIVO™ development and precommercial activities.

Research and Development Expenses. Research and development expenses were $2.3 million for the three months ended March 31, 2020, compared to $3.9 million for the three months ended March 31, 2019. This decrease of approximately $1.6 million was primarily due to decreases in clinical and regulatory consulting, contract manufacturing, and employee-related expenses as a direct result of the Complete Response Letter for EDSIVO™ received from the FDA in June 2019, partially offset by an increase in contract research expenses. Research and development expenses for the three months ended March 31, 2020 were primarily comprised of approximately $0.5 million related to EDSIVO™ and approximately $1.4 million related to ACER-001.

General and Administrative Expenses. General and administrative expenses were $2.6 million for the three months ended March 31, 2020, compared to $4.2 million for the three months ended March 31, 2019. This decrease of $1.6 million was primarily due to decreases in precommercial and employee-related expenses as a direct result of the Complete Response Letter for EDSIVO™ received from the FDA in June 2019.

Net Loss. Net loss for the three months ended March 31, 2020 was $4.9 million, or $0.49 net loss per share (basic and diluted), compared to a net loss of $8.0 million, or $0.79 net loss per share (basic and diluted), for the three months ended March 31, 2019.

For additional information, please see Acer’s Quarterly Report on Form 10-Q filed today with the SEC.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four clinical-stage candidates: emetine hydrochloride for the treatment of patients with COVID-19; EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund the emetine program; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Operating expenses:
Research and development	$2,322,905	$3,946,220
General and administrative	2,648,551	4,230,698
Loss from operations	(4,971,456)	(8,176,918)

Other income, net:
Interest income	22,742	185,143
Foreign currency transaction (loss) gain	(2,993)	23,070

Total other income, net	22,749	208,213

Net loss	$(4,948,707)	$(7,968,705)

Net loss per share - basic and diluted	$(0.49)	$(0.79)

Weighted average common shares outstanding - basic and diluted	10,097,107	10,087,363

SELECTED BALANCE SHEET DATA (Unaudited):

	March 31,	December 31,
	2020	2019

Cash and cash equivalents	$7,007,260	$12,077,640

Prepaid expenses and other current assets	$624,520	$807,356

Property and equipment, net	$176,265	$193,974

Total assets	$16,140,378	$21,465,511

Total liabilities	$2,051,430	$3,095,195

Total stockholders’ equity	$14,088,948	$18,370,316

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